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                                                                    Exhibit 23.6
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                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Quando, Inc.:

We consent to the use of our report dated August 18, 1998 incorporated herein by reference in the Registration Statement on Form S-8 filed on or about January 20, 1999 of Infoseek, Inc. relating to the balance sheets of Quando, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997.

Our report dated August 18, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.


                                                /s/ KPMG Peat Marwick LLP

Portland, Oregon
January 20, 1999